EXHIBIT 21.1

LIST OF SUBSIDIARIES OF IONIX TECHNOLOGY, INC.

1. Well Best International Investment Limited
Subsidiary of: Ionix Technology, Inc. (Wholly Owned)
Jurisdiction of Formation: Hong Kong
Names under which business is conducted: Well Best International Investment Limited

2. Xinyu Ionix Technology Company Limited
Subsidiary of: Well Best International Investment Limited (Wholly Owned)
Jurisdiction of Formation: Peoples Republic of China
Names under which business is conducted: Xinyu Ionix Technology Company Limited